Exhibit 99.1

Chicago Atlantic Real Estate Finance Closes on $50 Million Unsecured Term Loan to Fund
Deployment of New Investments

Assigned BBB+ Investment Grade Rating from Egan-Jones

CHICAGO— (October 23, 2024) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced that the Company entered into a $50.0 million unsecured term loan from two institutional private lending platforms to fund the Company’s future investments and other general corporate purposes.

The unsecured term loan matures in October 2028, is interest only and bears a fixed cash interest rate of 9.0%. The Company can prepay the term loan in whole or in part at any time and from time to time subject to applicable prepayment penalties. The full balance of the loan was drawn at closing and was used to repay current outstanding borrowings on the Company’s $110.0 million senior secured revolving credit facility and for other working capital purposes.

The Company also announced that Egan-Jones has assigned a rating of BBB+ to both the Company and the senior unsecured term loan.

Peter Sack, Co-Chief Executive Officer, added, “This unsecured note is the latest example of our ability to source accretive financing that further enhances our operational liquidity to pursue additional opportunities within our active originations pipeline.”

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform which has offices in Miami, Florida, and Chicago, Illinois and has deployed over $2.2 billion in credit and equity investments to date.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit